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                                                                     EXHIBIT 5.1


                [PIPER, MARBURY, RUDNICK & WOLFE LLP LETTERHEAD]




                               December 22, 2000


APARTMENT INVESTMENT AND MANAGEMENT COMPANY
Colorado Center, Tower Two
2000 South Colorado Boulevard, Suite 2-1000
Denver, Colorado 80222

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement of the Company on Form S-3 (Registration No. 333-_____) (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") of 2,943,820 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of the Company (the "Common Stock"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

     The Shares (plus such additional shares as may be issued pursuant to certain antidilution and market formula provisions) may be issued by the Company from time to time as follows:

          (a) up to 840,645 Shares (rounded) in exchange for up to 840,645 common limited partnership units (the "Common OP Units") of AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), tendered for exchange and subsequently offered for sale from time to time by certain stockholders (the "Common OP Exchange Shares"), and

          (b) up to 2,103,175 Shares (rounded) in exchange for up to 1,682,485 Class Three preferred limited partnership units (the "Preferred



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                                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                                               December 22, 2000
                                                                          Page 2


     OP Units") of the Operating Partnership tendered for exchange and subsequently offered for sale from time to time by certain stockholders (the "Preferred OP Exchange Shares").

     In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a) the Registration Statement,

          (b) the Charter and By-Laws of the Company,

          (c) the Agreement of Limited Partnership of the Operating Partnership, as amended to date (the "OP Partnership Agreement"),

          (d) the proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization and issuance of the Shares,

          (e) a Certificate of the Secretary of the Company (the "Certificate"), and

          (f) such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.



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                                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                                               December 22, 2000
                                                                          Page 3


     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

          (1) The Common OP Exchange Shares to be issued in exchange for the Common OP Units tendered for exchange have been duly authorized and, upon exchange of such Common OP Units in accordance with the terms of the OP Partnership Agreement and issuance and delivery of stock certificates representing the Common OP Exchange Shares, will be validly issued, fully paid, and non-assessable.

          (2) The Preferred OP Exchange Shares to be issued in exchange for the Preferred OP Units tendered for exchange have been duly authorized and, upon exchange of such Preferred OP Units in accordance with the terms of the OP Partnership Agreement and issuance and delivery of stock certificates representing the Preferred OP Exchange Shares, will be validly issued, fully paid, and non-assessable. The number of Preferred OP Exchange Shares to be issued has been computed based upon an assumed market value at the time of the exchange. The actual number of such Preferred OP Exchange Shares will change as market values change.

     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We assume that (i) the Common OP Units have been validly issued by the OP Partnership, (ii) the Preferred OP Units have been validly issued by the OP Partnership, and (iii) the issuance of the Shares will not cause (A) the Company to issue shares of Common Stock in excess of the number of shares of such class authorized by the Company's Charter at the time of issuance of the Shares and (B) any person to violate any of the Initial Holder Limit, the Look-Through Ownership Limit, or the Ownership Limit provisions of the Company's Charter. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.



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                                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                                               December 22, 2000
                                                                          Page 4


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       /s/ PIPER, MARBURY, RUDNICK & WOLFE LLP